Exhibit (d)(5)
CONFIDENTIALITY AGREEMENT May 8, 2009 Gen.Nx360 Management Company, LLC 300 Park Avenue 17th Floor New York, NY 10022 Attention: Matt Guenther Principal Dear Mr. Guenther: This letter agreement (this “Agreement”) sets forth the terms and conditions that will apply to the treatment of certain non-public, confidential or proprietary information relating to GVI Security Solutions, Inc. (together with its subsidiaries and affiliates, the “Company”) in connection with discussions between the Company and GenNx360 Management Company, LLC (the “Investor”) relating to a potential transaction with the Company (the “Transaction”). Section 1. “Confidential Information” shall mean (i) any information related to the Company and its affiliates furnished to the Investor that is non-public, confidential or proprietary in nature, whether in printed, electronic or other form or given verbally, and (ii) all memoranda, notes and other documents and analyses internally developed by the Investor to the extent they contain or otherwise reflect any information specified under clause (i) above (“Internal Confidential Informttrion”). Notwithstanding the foregoing, Confidential Information shall not include information that: (i) is or becomes generally available to the public other than as a result of a disclosure by the Investor in violation of this Agreement; (ii) was within the possession of the Investor prior to its being furnished pursuant hereto, provided that the source of such information was not known by the Investor to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information; (iii) is or becomes available to the Investor from a source other than the Company, provided that such source is not known by the Investor to be bound by a confidentiality agreement with or other contractual, legal or Fiduciary obligation of confidentiality to the Company with respect to such information; (iv) is independently developed by the Investor without reference to the Confidential Information or (v) is released from the obligations of confidentiality by the Company, Section 2 As a condition to the Company furnishing the Investor with any Confidential Information, the Investor agrees that (i) it will use all Confidential Information solely for the purposes oi~ its evaluating the Transaction and (ii) it will not disclose any Confidential Information except on a need-to-know basis to its or its affiliates directors, members, officers, affiliates, partners, employees, agents, advisors or representatives (collectively, “Representatives”) (it being understood that such ReprescntalivcsTruiTTrEe informed by the Investor of the confidential nature of such information and shall be directed by it to treat such information in accordance with the terms of this Agreement). The Investor shall be responsible for any breach of this Agreement by its Representatives,

Matthew (hienther GenNx360 Management Company, I.L.C May 8, 2009 Page 2 Notwithstanding the forenoing, the Investor shnll be permitted to disclose Confidential Information in the event that such disclosure is: (i) approved by the written consent of the Company, or di) is required pursuant to a subpoena, order or request issued by a court of competent jurisdiction or by a judicial or governmental order or process. In the event that the Investor iceeives any such subpoena, order or request, the Investor will promptly notify the Company thereof, unless such notification shall be prohibited by applicable law or legal process, so thai the Company may at its election and sole expense seek a protective order or other appropriate remedy. In the event that such protective or other order or remedy is not obtained, the Investor agrees to furnish only that portion of the Confidential Information which the Investor is advised by counsel is legally required to be disclosed. Section 3. Except in connection with its activities in connection with the Transaction and as permitted pursuant to the immediately preceding paragraph, the Investor will not discJose that discussions are taking place between the Investor and the Company, that Investor has received Confidential Information, that this Agreement was entered into or any other facts concerning the Transaction or possible transaction involving the Company. Section 4. If for any reason the Transaction is not consummated, upon written request and except as prohibited by law, the Investor shall return to rite Company or certify the destruction of all Confidential Information, including the destruction of any Internal Confidential Information, without retaining any copies, summaries or extracts thereof. Notwithstanding the foregoing, nothing shall require the Investor oi its Representatives to alter or deviate from then-respective normal record retention, archiving and electronic file management policies or to expunge from their records internally generated files, references, notes, analyses or memoranda related to the existence of, or subject to the terms of this Agreement. Section 5. The Investor hereby acknowledges that United States securities laws may restrict any person with material, non-public information about an issuer from purchasing or selling securities of such issuer or, subject to certain limited exceptions, from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance on such information. Section 6. The Investor agrees that money damages may not be a sufficient remedy for breach of this Agreement, and that in addition to all other remedies available at law or in equity, the Company shall be entitled to seek equitable relief, including injunction and specific performance against any breach or threatened breach of this Agreement. Section 7. This Agreement constitutes the entire agreement among the parties hereto related to the subject matter hereof and supersedes all prior agreements or understandings related to the subject matter hereof. If any provision of this Agreement is determined to be invalid, unlawful or unenforceable in any respect, such determination shall not affect such provision in any other respect or any other provision of this Agreement, which shall remain in full force and effect, This Agreement may not be amended or otherwise modified or waived except by an instrument in writing duly executed by both the Investor and the Company. No waiver by either party of any provision hereof shall be taken or held to be a waiver of any subsequent breach thereof. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the Company and the Investor and their respective permitted successors a nd assigns, and no other person or

Matthew GuentliCT
GenNx360 Management Company, LLC
May 8, 2009 Fiige J
persons shall have I he right to enforce the provisions hereof. This Agreement shall be construed, interpreted, governed and applied in all respects in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws.
Section 8. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall constitute an original and all of which, when taken together, shall constitute one and the same instalment.
Section 9. The Investor agrees that, for a period of one (1) year from the date hereof, the Investor nor any of its officers, directors, tepwseuiative&.or other affiliates acting at its instruction will, without the prior written consent of the Company: (a) acquire or sell, offer to acquire or sell, or agree to acquire or sell, directly or indirectly, by purchase, tender or exchange offer, merger, business combination, or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company; (b) make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of (he Securities and Kxehange Commission), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company; (c) make any public announcement with respect to, or submit a proposal 1’oror offer of (with or without conditions), any transaction involving the Company or its securities or assets other than as required by law (including applicable securities laws); (d) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing; or (e) take any action which could reasonably be expected to place the Company under a legal obligation to make a public announcement regarding a possible transaction within the scope of the clauses (a) through (c) above. The Investor will promptly advise the Company of any inquiry or proposal made to them by any third party with respect to the any of the foregoing. The Investor also agrees that during such period not to request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this Standstill section (including this sentence).
Section 10, All obligations under this Agreement shall survive for a period of two (2). years following the date hereof. Failure to enforce any provision of this Agreement shall not constitute a waiver of any breach or subsequent breach,

Matthew Gucnihei OenNx360 Management Company, I I C
May 8, 2009 Page 4 Please confirm that the fbtegoing correctly sets forth out agreement by signing and returning to Imperial Capital the enclosed original copy of this Agreement Very truly yours, GVI SECURII V SOIX’CHONS, INC. Steven Waiin Chair marraitd Chief Executive Officer Accepted arid agreed as of the date iirst above written: [w] CENNX360 MANAGEMENT COMPANY, LLC Matthew Gueiuher Principal